Exhibit 99.1

Celanese Corporation Reports Third Quarter Earnings;
Exceeds Third Quarter Guidance and Raises Full Year Outlook

Dallas, November 2, 2026: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter 2026 U.S. GAAP diluted earnings per share of $0.68 and adjusted earnings per share of $1.65. Net sales of $2.6 billion increased 6 percent compared to the same period in 2025 and were driven by progress on strategic growth initiatives and commercial actions across the portfolio. Sequentially, net sales decreased 7 percent, reflecting expected moderation from the second quarter.
For the third quarter, the Company reported consolidated operating profit of $198 million, adjusted EBIT of $367 million, and operating EBITDA of $548 million at margins of 8, 14, and 21 percent, respectively. These results reflect disciplined execution across the Company, commercial execution, and the resilience of the Company's differentiated businesses.
Celanese has continued to take actions that demonstrate its ability to improve earnings while generating substantial cash flow to drive meaningful progress on deleveraging. In the third quarter, the Company delivered operating cash flow of $538 million and free cash flow of $461 million.
"Our third quarter results demonstrate continued progress across Celanese, with strong earnings performance and net sales growth," said Scott Richardson, president and chief executive officer. "Cash generation in the third quarter was strong, and by the end of 2026 we expect to have generated over $1.5 billion in free cash flow over the past two years, reflecting the benefits of the significant actions we have taken to improve productivity, strengthen commercial execution and enhance the quality of our portfolio. We also continue to advance our objective of generating approximately $1 billion of divestiture sales proceeds by the end of 2027, and expect to reach approximately $650 million by year end. The benefits of our productivity actions and early contributions from strategic growth initiatives are increasingly evident in our results, enhancing earnings quality, strengthening cash generation, and accelerating progress on deleveraging."

Third Quarter 2026 Financial Highlights:

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,368	1,446	1,384
Acetyl Chain	1,209	1,329	1,061
Intersegment Eliminations	(21)	(23)	(26)
Total	2,556	2,752	2,419

Operating Profit (Loss)
Engineered Materials	161	156	(1,327)
Acetyl Chain	141	237	135
Other Activities	(104)	(117)	(83)
Total	198	276	(1,275)

Net Earnings (Loss)	78	129	(1,353)

Adjusted EBIT(1)
Engineered Materials	209	234	200
Acetyl Chain	236	321	187
Other Activities	(78)	(85)	(61)
Total	367	470	326

Equity Earnings and Dividend Income
Engineered Materials	3	6	33
Acetyl Chain	47	44	43

Operating EBITDA(1)	548	649	517
Diluted EPS - continuing operations	$0.68	$1.15	$(12.39)
Diluted EPS - total	$0.67	$1.13	$(12.39)
Adjusted EPS(1)	$1.65	$2.45	$1.34

Net cash provided by (used in) investing activities	(70)	(59)	(59)
Net cash provided by (used in) financing activities	(480)	(546)	(118)
Net cash provided by (used in) operating activities	538	209	447
Free cash flow(1)	461	140	375
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced an Investor Event to take place on December 9, 2026 at the Company's technical center and manufacturing site in Florence, Kentucky. Executive management plans to provide details on the Company’s business strategy, growth pathways, and long-term value creation priorities.
•Added Luis Fernandez-Moreno to the Company’s Board of Directors in September 2026. Mr. Fernandez-Moreno most recently served as interim President and Chief Executive officer of Ingevity Corporation, and previously as Senior Vice President at Ashland, Inc. Prior to that, he held various leadership roles at Arch Chemicals, The Dow Chemical Company, and Rohm & Haas Company. Mr. Fernandez-Moreno brings over 40 years of experience and leadership in the performance materials, specialty ingredients and coatings industries spanning corporate strategy, growth and innovation, and mergers and acquisitions.
•Signed a definitive agreement to sell an additional 19 percent of the Nutrinova food ingredients joint venture to Mitsui & Co., Ltd. in a transaction with total cash proceeds of approximately $152 million, while retaining 11 percent interest in the joint venture. The Company expects the transaction to close in the fourth quarter of 2026, subject to certain regulatory approvals and other customary closing conditions.
•Entered into a strategic partnership with VIGOR Precision Ltd., a global leader in precision plastic gears and components, to advance the development and commercialization of lightweight plastic joint solutions for humanoid robots. This further expands Celanese's targeted growth opportunities.
•Completed the previously announced closure of the acetate tow facility in Lanaken, Belgium to further optimize the Company's manufacturing footprint and cost structure. Celanese has successfully leveraged existing resources to continue to meet the needs and expectations of customers.
Third Quarter Business Segment Overview
Engineered Materials
Engineered Materials reported third quarter net sales of $1.4 billion, a 1 percent decrease year over year; however, 2025 sales included the divested Micromax® business that contributed 6 percent to the year over year decline. The results reflected continued momentum in the business's strategic growth initiatives and disciplined commercial execution. Growth in medical and electronics applications continued to support favorable mix enrichment and earnings improvement during the quarter. Sequentially, net sales declined 5 percent, mainly driven by sequential automotive declines partially offset by strength in medical and electronics. The business reported third quarter operating profit of $161 million, adjusted EBIT of $209 million, and operating EBITDA of $311 million, with margins of 12, 15, and 23 percent, respectively. Results were supported by strong commercial execution, favorable product mix, and early contributions from a number of strategic growth initiatives, which more than offset raw material inflation and higher logistics costs. The business continues to make meaningful progress in advancing a number of targeted initiatives that support both growth and competitiveness, with progress of the planned expansions of specialty compounding operations in Europe, beginning commissioning activities for the liquid crystal polymer production facility in Asia, and advancing new medical-grade compounding capabilities in Asia. The business remains on track to commercialize all three projects during the first half of 2027.

Acetyl Chain
The Acetyl Chain reported third quarter net sales of $1.2 billion, a 14 percent increase compared to the same period in 2025. During the quarter, the Acetyl Chain delivered strong performance across acetic acid, derivatives, and the vinyls chain, as modest demand softness was more than offset by pricing favorability and incremental spot opportunities. Sequentially, net sales declined 9 percent, reflecting anticipated moderation from normalizing supply chains. The quarter developed largely as expected and reflected continued strength across the business despite periods of volatility. The business delivered third quarter operating profit of $141 million, adjusted EBIT of $236 million, and operating EBITDA of $301 million at margins of 12, 20, and 25 percent, respectively. Performance in the quarter once again highlighted the strength of the Acetyl Chain's integrated business model, the benefits of its flexible operating network, and its ability to capture value across regions in a dynamic environment.
Cash Flow and Tax
Celanese reported third quarter operating cash flow of $538 million and free cash flow of $461 million, with year to date operating cash flow of $823 million and free cash flow of $604 million, supported by anticipated working capital timing benefits and continued discipline in capital expenditures.
The effective U.S. GAAP income tax rate for the third quarter was 15 percent, higher than same period in 2025, primarily due to a non-cash goodwill impairment loss of $1.1 billion in the Engineered Materials segment recorded during the prior year, which is not deductible for tax purposes. The effective tax rate for 2026 adjusted earnings was 8 percent for the third quarter, and we anticipate this rate for the full year 2026 based on expected full year jurisdictional earnings mix and consideration of other non-recurring U.S. GAAP items.
Outlook
"Looking to the fourth quarter, we expect year-end seasonal moderation across both businesses. We will continue to drive our strategic initiatives, our targeted growth areas, as well as our cost reduction and productivity programs," continued Richardson. "Based on these dynamics, we anticipate full-year 2026 adjusted earnings per share of approximately $6.00 to $6.25. In addition, based on our strong execution year to date, we have increased our free cash flow outlook to a range of $750 to $800 million."
"While conditions remain dynamic, the progress we are seeing across our productivity initiatives, strategic growth platforms, and cash generation efforts give us confidence in our ability to continue improving the earnings power of the company over time. We also expect to exit the year with net debt-to-operating EBITDA of approximately 4.7x, reflecting the progress we have made on deleveraging through disciplined cash generation, targeted divestitures, and focused capital allocation. We remain focused on continuing to strengthen the balance sheet, improving the quality and durability of earnings, and creating long-term shareholder value through disciplined execution of our growth and strategic initiatives," Richardson concluded.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.

The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on November 2, 2026. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe	Media - Asia
Bill Cunningham	Jamaison Schuler	Petra Czugler	Maria Xia
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206	Phone: +86 21 3861 9368
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com	maria.xia@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2025 net sales of $9.5 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about November 2, 2026 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Beginning with the reporting period ending June 30, 2026, the Company revised its presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. Previously, Other Income (Expense) Attributable to Celanese Corporation was included with the presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. To provide a better understanding for readers of the U.S. GAAP results of the Company’s non-consolidated equity investments by presenting such results in isolation and better align with how management assesses such results, Other Income (Expense) Attributable to Celanese Corporation is now included with Non-Operating Pension, Other Post-Retirement Employee Benefit (Expense) Income Attributable to Celanese Corporation. Prior periods presented have been revised to reflect this change.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(In $ millions, except share and per share data)
Net sales	2,556	2,752	2,419
Cost of sales	(2,017)	(2,134)	(1,898)
Gross profit	539	618	521
Selling, general and administrative expenses	(248)	(251)	(231)
Amortization of intangible assets	(40)	(39)	(42)
Research and development expenses	(29)	(29)	(31)
Other (charges) gains, net	(32)	(31)	(1,491)
Foreign exchange gain (loss), net	12	10	2
Gain (loss) on disposition of businesses and assets, net	(4)	(2)	(3)
Operating profit (loss)	198	276	(1,275)
Equity in net earnings (loss) of affiliates	9	11	39
Non-operating pension and other postretirement employee benefit (expense) income	5	5	2
Interest expense	(175)	(186)	(177)
Interest income	6	10	7
Dividend income - equity investments	44	43	40
Other income (expense), net	6	(17)	4
Earnings (loss) from continuing operations before tax	93	142	(1,360)
Income tax (provision) benefit	(14)	(11)	7
Earnings (loss) from continuing operations	79	131	(1,353)
Earnings (loss) from operation of discontinued operations	(2)	(2)	—
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	(1)	(2)	—
Net earnings (loss)	78	129	(1,353)
Net (earnings) loss attributable to noncontrolling interests	(4)	(4)	(4)
Net earnings (loss) attributable to Celanese Corporation	74	125	(1,357)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	75	127	(1,357)
Earnings (loss) from discontinued operations	(1)	(2)	—
Net earnings (loss)	74	125	(1,357)
Earnings (loss) per common share - basic
Continuing operations	0.68	1.16	(12.39)
Discontinued operations	(0.01)	(0.02)	—
Net earnings (loss) - basic	0.67	1.14	(12.39)
Earnings (loss) per common share - diluted
Continuing operations	0.68	1.15	(12.39)
Discontinued operations	(0.01)	(0.02)	—
Net earnings (loss) - diluted	0.67	1.13	(12.39)
Weighted average shares (in millions)
Basic	109.8	109.8	109.6
Diluted	110.2	110.2	109.6

Consolidated Balance Sheets - Unaudited

	As of September 30, 2026	As of December 31, 2025

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,362	1,263
Trade receivables - third party and affiliates, net	960	922
Non-trade receivables, net	624	545
Inventories	2,286	2,220
Assets held for sale	—	492
Other assets	258	251
Total current assets	5,490	5,693
Investments in affiliates	1,267	1,252
Property, plant and equipment, net	4,715	5,076
Operating lease right-of-use assets	426	359
Deferred income taxes	1,279	1,359
Other assets	571	601
Goodwill	4,150	4,171
Intangible assets, net	3,036	3,184
Total assets	20,934	21,695
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,414	1,204
Trade payables - third party and affiliates	1,315	1,279
Liabilities held for sale	—	75
Other liabilities	1,479	1,049
Income taxes payable	142	76
Total current liabilities	4,350	3,683
Long-term debt, net of unamortized deferred financing costs	10,131	11,394
Deferred income taxes	369	512
Uncertain tax positions	222	208
Benefit obligations	312	344
Operating lease liabilities	329	265
Other liabilities	586	817
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,480)	(5,482)
Additional paid-in capital	459	431
Retained earnings	10,109	9,876
Accumulated other comprehensive income (loss), net	(872)	(776)
Total Celanese Corporation shareholders' equity	4,216	4,049
Noncontrolling interests	419	423
Total equity	4,635	4,472
Total liabilities and equity	20,934	21,695